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                                                               EXHIBIT 99.B6(B)

           NEW ENGLAND CASH MANAGEMENT TRUST -- U.S. GOVERNMENT SERIES

                             DISTRIBUTION AGREEMENT

    AGREEMENT made this 30th day of August, 1996 by and between NEW ENGLAND CASH MANAGEMENT TRUST, a Massachusetts business trust (the "Trust"), and NEW ENGLAND FUNDS, L.P., a Delaware limited partnership, a Massachusetts corporation (the "Distributor").

                              W I T N E S S E T H:

    In consideration of the covenants hereinafter contained, the Trust and the Distributor agree as follows:

1. Distributor. The Trust hereby appoints the Distributor as general distributor of shares of beneficial interest ("Series shares") of the Trust's U.S. Government Series (the "Series") during the term of this Agreement. The Trust reserves the right, however, to refuse at any time or times to sell any Series shares hereunder for any reason deemed adequate by the Board of Trustees of the Trust.

2. Sale and Payment. Under this agreement, the following provisions shall apply with respect to the sale of and payment for Series shares:

    (a) The Distributor shall have the right, as principal, to purchase Series shares from the Trust at their net asset value and to sell such shares to the public against orders therefor and to dealers against orders therefor, all at net asset value per share in accordance with the provisions of the Trust's agreement and declaration of trust, and by-laws and the current prospectus of the Trust relating to the Series shares. No commission or other compensation for selling or obtaining subscriptions for Series shares shall be paid by the Trust or charged as a part of the subscription or selling price on any sale or subscription.

    (b) Prior to the time of delivery of any shares by the Trust to, or on the order of, the Distributor, the Distributor shall pay or cause to be paid to the Trust or to its order an amount in Boston or New York clearing house funds equal to the applicable net asset value of such shares. The Distributor shall retain so much of any sales charge or underwriting discount as is not allowed by it as a concession to dealers.

3. Trust Issuance of Series Shares. The delivery of Series shares shall be made promptly by a credit to a shareholder's open account for the Series. The Trust reserves the right (a) to issue Series shares at any time directly to the shareholders of the Series as a stock dividend or stock split, (b) to issue to such shareholders shares of the Trust, or rights to subscribe to shares of the Series, as all or part of any dividend that may be distributed to shareholders of the Series or as all or part of any optional or alternative dividend that may be distributed to shareholders of the Series, and (c) to sell Series shares in accordance with the current applicable prospectus of the Trust relating to the Series shares.

4. Repurchase. The Distributor shall act as agent for the Trust in connection with the repurchase of Series shares by the Trust to the extent and upon the terms and conditions set forth in the current applicable prospectus of the Trust relating to the Series shares, and the Trust agrees to reimburse the Distributor, from time to time upon demand, for any reasonable expenses incurred in connection with such repurchases.

5. Undertaking Regarding Sales. The Distributor shall use reasonable efforts to sell Series shares but does not agree hereby to sell any specific number of Series shares and shall be free to act as distributor of the shares of other investment companies. Series shares will be sold by the Distributor only against orders therefor. The Distributor shall not purchase Series shares from anyone except in accordance with Section 4 and shall not take "long" or "short" positions in Series shares contrary to the agreement and declaration of trust or by-laws of the Trust.

6. Compliance. The Distributor shall conform to the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "NASD") and the sale of securities laws of any jurisdiction in which it sells, directly or indirectly, any Series shares. The Distributor agrees to make timely filings, with the Securities and Exchange Commission in Washington, D.C. (the "SEC"), the NASD, and such other regulatory authorities as may be required, of any sales literature relating to the Series and intended for distribution to prospective investors. The Distributor also agrees to furnish to the Trust sufficient copies of any agreements or plans it intends to use in connection with any sales of Series shares in adequate time for the Trust to file and clear them with the proper authorities before they are put in use (which the Trust agrees to use its best efforts to do as expeditiously as reasonably possible), and not to use them until so filed and cleared.

7. Registration and Qualification of Series Shares. The Trust agrees to execute such papers and to do such acts and things as shall from time to time be reasonably requested by the Distributor for the purpose of qualifying and maintaining qualification of the Series shares for sale under the so-called Blue Sky Laws of any state or for maintaining the registration of the Trust and of the Series shares under the federal Securities Act of 1933 and the federal Investment Company Act of 1940 (the "1940 Act"), to the end that there will be available for sale from time to time such number of Series shares as the Distributor may reasonably be expected to sell. The Trust shall advise the Distributor promptly of (a) any action of the SEC or any authorities of any state or territory, of which it may be advised, affecting registration or qualification of the Trust or the Series shares, or rights to offer Series shares for sale, and (b) the happening of any event which makes untrue any statement or which requires the making of any change in the Trust's registration statement or its prospectus relating to the Series shares in order to make the statements therein not misleading.

8. Distributor Independent Contractor. The Distributor shall be an independent contractor and neither the Distributor nor any of its officers or employees as such is or shall be an employee of the Trust. The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

9. Expenses Paid by Distributor. While the Distributor continues to act as agent of the Trust to obtain subscriptions for and to sell Series shares, the Distributor shall pay the following:

    (a) all expenses of printing (exclusive of typesetting) and distributing any prospectus for use in offering Series shares for sale, and all other copies of any such prospectus used by the Distributor, and

    (b) all other expenses of advertising and of preparing, printing and distributing all other literature or material for use in connection with offering Series shares for sale.

10. Interests in and of Distributor. It is understood that any of the shareholders, trustees, officers, employees and agents of the Trust may be a shareholder, director, officer, employee or agent of, or be otherwise interested in, the Distributor, any affiliated person of the Distributor, any organization in which the Distributor may have an interest or any organization which may have an interest in the Distributor; that the Distributor, any such affiliated person or any such organization may have an interest in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transaction hereunder except as otherwise provided in the agreement and declaration of trust or by-laws of the Trust, in the articles of organization or by-laws of the Distributor or by specific provision of applicable law.

11. Words "New England" and Logo. New England Life Insurance Company ("The New England"), the parent of the Distributor, retains proprietary rights in the words "New England" and the ship logos, both of which may be used by the Trust and the Series only with the consent of the Distributor, which is authorized by The New England to give such consent as provided herein. The Distributor consents to the use by the Trust of the name "New England Cash Management Trust" or any other name embodying the words "New England" and of The New England's ship logos, in such forms as the Distributor shall in writing approve, but only on condition and so long as (i) this Agreement shall remain in full force and (ii) the Trust shall fully perform, fulfill and comply with all provisions of this Agreement expressed herein to be performed, fulfilled or complied with by it. No such name shall be used by the Trust or the Series at any time or in any place or for any purposes or under any conditions except as in this section provided. The foregoing authorization by the Distributor as agent of The New England to the Trust and the Series to use said words and ship logos as part of a business or name is not exclusive of the right of the Distributor itself to use, or to authorize others to use, the same; the Trust acknowledges and agrees that as between the Distributor and the Trust and the Series, the Distributor has the exclusive right so to use, or authorize others to use, said words and logos, and the Trust agrees to take such action as may reasonably be requested by the Distributor to give full effect to the provisions of this section (including, without limitation, consenting to such use of said words and logos). Without limiting the generality of the foregoing, the Trust agrees that, upon any termination of this Agreement by either party or upon the violation of any of its provisions by the Trust, the Trust will, at the request of the Distributor made within six months after the Distributor has knowledge of such termination or violation, use its best efforts to change the name of the Trust and the Series so as to eliminate all reference, if any, to the words "New England" and will not thereafter transact any business in a name containing the words "New England" in any form or combination whatsoever, or designate itself as the same entity as or successor to any entity of such name, or otherwise use the words "New England" or any other reference to the Distributor. Such covenants on the part of the Trust and the Series shall be binding upon it, its trustees, officers, shareholders, creditors and all other persons claiming under or through it.

12. Effective Date and Termination. This Agreement shall become effective as of the date of its execution, and

    (a) Unless otherwise terminated, this Agreement shall continue in effect with respect to the shares of the Series so long as such continuation is specifically approved at least annually (i) by the Board of Trustees of the Trust or by the vote of a majority of the votes which may be cast by shareholders of the Series and (ii) by a vote of a majority of the Board of Trustees of the Trust who are not interested persons of the Distributor or the Trust, cast in person at a meeting called for the purpose of voting on such approval.

    (b) This Agreement may at any time be terminated on sixty days' notice to the Distributor either by vote of a majority of the Trust's Board of Trustees then in office or by the vote of a majority of the votes which may be cast by shareholders of the Series.

    (c) This Agreement shall automatically terminate in the event of its assignment.

    (d) This Agreement may be terminated by the Distributor on ninety days' written notice to the Trust.

Termination of this Agreement pursuant to this section shall be without payment of any penalty.

13. Definitions. For purposes of this Agreement, the following definitions shall apply:

    (a) The "vote of a majority of the votes which may be cast by shareholders of the Series" means (1) 67% or more of the votes of the Series present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Series entitled to vote at such meeting are present; or (2) the vote of the holders of more than 50% of the outstanding shares of the Series entitled to vote at such meeting, whichever is less.

    (b) The terms "affiliated person", "interested person" and "assignment" shall have their respective meanings as defined in the 1940 Act subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

14. Amendment. This Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Series shall be approved (i) by the Board of Trustees of the Trust or by vote of a majority of the votes which may be cast by shareholders of the Series and (ii) by a vote of a majority of the Board of Trustees of the Trust who are not interested persons of the Distributor or the Trust cast in person at a meeting called for the purpose of voting on such approval.

15. Applicable Law and Liabilities. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. All sales hereunder are to be made, and title to the Series shares shall pass, in Boston, Massachusetts.

16. Limited Recourse. The Distributor hereby acknowledges that the Trust's obligations hereunder with respect to the shares of the Series are binding only on the assets and property belonging to the Series.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                NEW ENGLAND CASH MANAGEMENT TRUST


                                By /s/ Frank Nesvet
                                   --------------------------------
                                       Frank Nesvet, Treasurer



                                NEW ENGLAND FUNDS, L.P.,
                                By NEF Corporation, its general partner


                                By /s/ Bruce R. Speca
                                   --------------------------------
                                       Bruce R. Speca, Executive Vice President


    A copy of the Agreement and Declaration of Trust establishing New England Cash Management Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Series.